Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Cascade Microtech, Inc.:

We consent to incorporation by reference in the registration statements on Form S-8 (Nos. 333-121964, 333-145353, 333-157058, 333-161297 and 333-168692), and Form S-3 (No. 333-145349) of Cascade Microtech, Inc. of our report dated March 5, 2012, with respect to the consolidated balance sheets of Cascade Microtech, Inc. as of December 31, 2011 and 2010, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2011 and the related financial statement schedule, which report appears in the December 31, 2011 annual report on Form 10-K of Cascade Microtech, Inc.

/s/ KPMG LLP

Portland, Oregon

March 5, 2012